Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-210049 and 333-210052) and Form S-8 (No. 333-202008) of Easterly Government Properties, Inc. of our report dated December 27, 2016 relating to the combined statement of revenues and certain expenses of the Government Properties Portfolio for the year ended December 31, 2015, which appears in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission by Easterly Government Properties, Inc. on December 27, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 27, 2016